Exhibit 10.1

ZAI LAB LIMITED

2022 EQUITY INCENTIVE PLAN

1. DEFINED TERMS

The following terms, when used in the Plan (as defined below), have the meanings and are subject to the provisions set forth below:

(a) “Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

(b) “Administrator”: The Compensation Committee, except with respect to such matters that are not delegated to the Compensation Committee by the Board (whether pursuant to committee charter or otherwise). The Compensation Committee (or the Board, with respect to such matters over which it retains authority under the Plan or otherwise) may delegate (i) to one or more of its members (or one or more other members of the Board, including the full Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate, in each case, to the extent permitted by Applicable Laws. For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable.

(c) “ADS”: An American Depository Share representing Ordinary Shares on deposit with a U.S. banking institution selected by the Company and which are registered pursuant to a Form F-1.

(d) “Applicable Laws”: means the legal requirements relating to the Plan and the Awards under applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders, and the rules of any applicable stock exchange or national market system, of any jurisdiction applicable to Awards.

(e) “Associate”: has the meaning ascribed to it in the Listing Rules.

(f) “Award”: Any or a combination of the following:

(i) Share Options;

(ii) SARs;

(iii) Restricted Shares;

(iv) Unrestricted Shares;

(v) Share Units, including Restricted Share Units;

(vi) Performance Awards; and

(vii) Awards (other than Awards described in (1) through (6) above) that are convertible into or otherwise based on Shares.

(g) “Board”: The Board of Directors of the Company.

(h) “Cause”: In the case of any Participant who is party to an employment or severance-benefit agreement with the Company or any of its affiliates that contains a definition of “Cause,” the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect. In every other case, “Cause” means, as determined by the Administrator, (i) a substantial failure of the Participant to perform the Participant’s duties and responsibilities to the Company or any of its affiliates or substantial negligence in the performance of such duties and responsibilities; (ii) the commission by the Participant of a felony (or similar crime) or a crime involving moral turpitude; (iii) the commission by the Participant of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its affiliates; (iv) a significant violation by the Participant of the code of conduct of the Company or any of its affiliates of any material policy of the Company or any of its affiliates, or of any statutory or common law duty of loyalty to the Company or any of its subsidiaries; (v) material breach of any of the terms of the Plan or any Award made under the Plan, or of the terms of any other agreement between the Company or any of its affiliates and the Participant; or (vi) other conduct by the Participant that could be expected to be harmful to the business, interests or reputation of the Company or any of its affiliates.

(i) “Close Associate”: has the meaning ascribed to it in the Listing Rules.

(j) “Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

(k) “Compensation Committee”: The Compensation Committee of the Board.

(l) “Company”: Zai Lab Limited, a company with limited liability under the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands.

(m) “Connected Persons”: has the meaning ascribed to it in the Listing Rules.

(n) “Core Connected Persons”: has the meaning ascribed to it in the Listing Rules.

(o) “Covered Transaction”: Following the Trading Date, any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of Shares, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then-outstanding Shares by a single person or entity or by a group of persons and/or entities acting in concert; (ii) a sale or transfer of all or substantially all the Company’s assets; or (iii) a dissolution or liquidation of the Company.

(p) “Date of Adoption”: The earlier of the date the Plan was approved by the Company’s shareholders or adopted by the Board, as determined by the Administrator.

(q) “Director”: A member of the Board who is not an Employee.

(r) “Employee”: Any person who is employed by the Company or any of its subsidiaries.

(s) “Employment”: A Participant’s employment or other service relationship with the Company or any of its affiliates. Employment will be deemed to continue, unless the Administrator otherwise determines at the time of grant of an Award or thereafter, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its affiliates. If a Participant’s employment or other service relationship is with any affiliate of the Company and that entity ceases to be an affiliate of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an affiliate of the Company unless the Participant transfers Employment to the Company or any of its remaining affiliates. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

(t) “Fair Market Value”: As of a particular date, unless otherwise required by applicable law or regulation, (i) higher of (x) the per-share closing price of the Company’s ADS on Nasdaq on the date of grant, which must be a Nasdaq trading day; and (y) the average per-share closing price of the Company’s ADSs on Nasdaq for the five Nasdaq trading days immediately preceding the date of grant, in each case of (x) and (y), multiplied by the applicable conversion ratio from an ADS to Ordinary Shares, or (ii) in the event that no Share or ADS is traded on a national securities exchange, the fair market value of a Share determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

(u) “HK Listing Rules” or “Listing Rules”: means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

(v) “HK Stock Exchange” means The Stock Exchange of Hong Kong Limited.

(w) “ISO”: A Share Option intended to be an “incentive stock option” within the meaning of Section 422. Each Share Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO. “NSO”: A Share Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

(x) “Ordinary Share”: means one ordinary share of the Company, par value $0.000006 per share.

(y) “Participant”: A person who is granted an Award under the Plan.

(z) “Performance Award”: An Award subject to performance criteria as the Administrator determines in its sole discretion.

(aa) “Plan”: This Zai Lab Limited 2022 Equity Incentive Plan, as from time to time amended and in effect.

(bb) “Restricted Share”: A Share subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified service or performance-based conditions are not satisfied.

(cc) “Restricted Share Unit”: A Share Unit that is, or as to which the delivery of Shares or cash in lieu of Shares is, subject to the satisfaction of specified performance or other vesting conditions.

(dd) “SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in Shares of equivalent value) equal to the excess of the Fair Market Value of the Shares subject to the right over the base value from which appreciation under the SAR is to be measured.

(ee) “Section 409A”: Section 409A of the Code and the regulations thereunder.

(ff) “Section 422”: Section 422 of the Code and the regulations thereunder.

(gg) “Share”: An Ordinary Share or, for so long as there are ADSs available, the number of ADSs equal to an Ordinary Share. If the ratio of ADSs to Ordinary Shares is changed following the Date of Adoption, then (i) all adjustments made pursuant to Section 7; and (ii) all Awards designated as Awards over Ordinary Shares will automatically be adjusted to reflect the ratio of the ADSs to Ordinary Shares, as reasonably determined by the Administrator.

(hh) “Share Option”: An option entitling the holder to acquire Shares upon payment of the exercise price.

(ii) “Share Unit”: An unfunded and unsecured promise, denominated in Shares, to deliver Shares or cash measured by the value of Shares in the future.

(jj) “Substantial Shareholder”: has the meaning ascribed to it in the Listing Rules.

(kk) “Substitute Awards”: Awards issued under the Plan in substitution for equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.

(ll) “Trading Date”: The closing of the first sale to the general public of the ADSs representing Ordinary Shares pursuant to an effective registration statement under Applicable Laws, which results in the ADS being publicly-traded on one or more established stock exchanges or national market systems.

(mm) “Unrestricted Share”: A Share not subject to any restrictions under the terms of the Award.

2. PURPOSE

The Plan provides for the grant of Awards consisting of, or based on, Shares. The purposes of the Plan are to attract, retain and reward key Employees and Directors of, and consultants and advisors to, the Company and its subsidiaries, to incentivize them to generate shareholder value, to enable them to participate in the growth of the Company and to align their interests with the interests of the Company’s shareholders.

3. ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; determine the form of settlement of Awards (whether in cash, Shares, other Awards, or other property); designate whether an Award will be over or with respect to Ordinary Shares or ADSs; prescribe forms, rules and procedures relating to the Plan and Awards; and otherwise do all things necessary or desirable to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan are conclusive and bind all persons.

4. LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. Subject to adjustment as provided in Section 7(b), the maximum number of Shares that may be delivered in satisfaction of Awards under the Plan is 97,908,743 Shares (which, for the avoidance of doubt, may be issued in the form of Ordinary Shares or ADSs representing Ordinary Shares); provided that the number of Shares which may be issued upon exercise of all Share Options to be granted under this Plan and any other schemes or plans of the Company shall not in aggregate exceed 10% of the issued share capital of the Company as of the date of approval of the Plan by shareholders of the Company. The Company may seek approval of its shareholders in a general meeting to refresh the 10% limit set out above, provided that the total number of Shares which may be issued upon exercise of all Share Options to be granted under the Plan and any other schemes or plans of the Company under the limit as refreshed shall not exceed 10% of the total number of Shares in issue as at the date of the shareholder approval to refresh such limit. For the purpose of calculating compliance with the new limit as so increased, options granted under the Plan and all other share option schemes (including those outstanding, cancelled, lapsed in accordance with the terms of the Plan and all other schemes or plans, or exercised options) prior to such increase shall not be counted. A circular must also be sent to shareholders containing such information as required under the Listing Rules. At any time, the maximum number of Shares which may be issued and/or transferred upon the vesting or exercise of all outstanding Share Options which have been granted and have yet to vest or be exercised under the Plan and any outstanding options granted under any other share award schemes of the Company shall not exceed 30% of the Shares in issue from time to time.

Up to the total number of Shares set forth in the preceding sentence may be delivered in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. For purposes of this Section 4(a), no Share shall be treated as delivered under the Plan unless and until, and to the extent, it is actually issued and delivered to a Participant. Without limiting the generality of the foregoing, any Shares withheld by the Company in payment of the exercise price or purchase price of an Award or in satisfaction of tax withholding requirements with respect to an Award and any Shares underlying any portion of an Award that is settled or that expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company, in each case, without the delivery of Shares shall not be treated as delivered in satisfaction of an Award under the Plan. The limits set forth in this Section 4(a) will be construed to comply with Section 422 to the extent applicable.

(b) Substitute Awards. The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the applicable requirements of Section 422, the regulations thereunder and other Applicable Laws, Shares delivered under Substitute Awards will be in addition to and will not reduce the number of Shares available for Awards under the Plan set forth in Section 4(a), but, notwithstanding anything in Section 4(a) to the contrary, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company, in each case, without the delivery of Shares, the Shares previously subject to such Award will not be available for future grants under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all.

(c) Type of Shares. Subject to Applicable Laws, Shares delivered by the Company under the Plan in connection with, or in satisfaction of, an Award, may be authorized but unissued Ordinary Shares, previously issued Ordinary Shares acquired by the Company or ADSs, as determined in the discretion of the Administrator. No fractional Shares or ADSs will be delivered under the Plan.

(d) Individual Limits.

(i) Notwithstanding the foregoing limits, the maximum grant date fair value of Awards granted to any Director in any calendar year calculated in accordance with the Accounting Rules, assuming a maximum payout, may not exceed (1) in the case of a newly appointed Director, $750,000 in the first year of his or her appointment, or otherwise (2) $500,000, in each case subject to Section 4(d)(ii), Section 4(f) and any Applicable Laws. The limitations in this Section 4(d)(i) will not apply to any Award or Shares granted pursuant to an election to receive an Award or Shares in lieu of cash retainers or other fees (to the extent such Award or Shares have a fair value equal to the value of such cash retainers or other fees).

(ii) Notwithstanding anything to the contrary in this Plan, the total number of Shares issued and to be issued upon the exercise of Share Options granted and to be granted under this Plan and any other plan of the Company to any person within any 12-month period shall not exceed 1% of the Shares in issue at the date of any grant, provided that Share Options may be issued in excess of such limit if: (a) the Company shall have issued a circular to its shareholders containing such information about the proposed grant as is required by the Listing Rules at the relevant time; (b) such grant shall have been separately approved by shareholders of the Company in a general meeting at which that proposed grantee and his Close Associates (or his Associates if such proposed grantee is a Connected Person of the Company) shall have abstained from voting; and (c) the number and terms (including the exercise price) of Share Options to be granted to such person shall have been fixed before the aforesaid shareholder approval. The date of the Board meeting at which such further grant is approved shall be taken as the date of grant of the relevant Share Options for the purpose of calculating the exercise price.

(e) Restrictions on grant of Awards

No Awards shall be offered or granted:

(a) to any Participant after inside information has come to the Company’s knowledge until (and including) the trading day after the Company has announced the information; or

(b) to any Participant during the period commencing one month immediately before the earlier of:

(i) the date of the Board meeting (as such date is first notified to the HK Stock Exchange under the HK Listing Rules) for approving the results of the Company for any year, half-year, quarterly or any other interim period (whether or not required under the HK Listing Rules); and

(ii) the deadline for the Company to announce its results for any year or half-year under the HK Listing Rules, or quarterly or any other interim period (whether or not required under the HK Listing Rules), and ending on the date of the results announcement. No Award shall be granted during any period of delay in publishing a results announcement.

Furthermore, no Awards shall be granted to, or accepted by, any Participant who is a Director on any day on which the financial results of our Company are published and: (i) during the period of 60 days immediately preceding the publication date of the annual results of our Company or if shorter, the period from the end of the relevant financial year up to the publication date of such results; and (ii) during the period of 30 days immediately preceding the publication date of the quarterly results and half-year results of our Company or if shorter, the period from the end of the relevant quarterly or half-year period up to the publication date of such results.

(f) Grant of Share Options to Director, Chief Executive or Substantial Shareholder.

(i)

The approval of independent non-executive Directors of the Company (excluding any independent non-executive Director of the Company who is intended to be a Participant of the Share Option) will be required for each grant of Share Options to a Director, chief executive, or Substantial Shareholder of the Company or any of their respective Associates.

(ii)

If a grant of Share Option(s) to a Substantial Shareholder or an independent non-executive Director of the Company or their respective Associates will result in the total number of Shares issued and to be issued upon exercise of all the Share Options granted and to be granted (including options exercised, cancelled and outstanding) to such person under the Plan and any other scheme in the 12-month period up to and including the date of such grant:

(a) representing in aggregate over 0.1% of the Shares in issue from time to time; and

(b) having an aggregate value, based on the closing price of the Shares as stated in the HK Stock Exchange’s daily quotations sheet at the date of each grant, in excess of HK$5 million,

such further grant of Share Option(s) must be approved by the shareholders of the Company, voting by way of poll. In this case the Board shall procure that all the requirements of the HK Listing Rules relating to sending a circular to shareholders are complied with. The grantee, his Associates and all Core Connected Persons of the Company shall abstain from voting in favor of the resolution at such general meeting. Such shareholder approval is also required for any change in terms of Share Options granted to a Participant who is a Substantial Shareholder or an independent non-executive Director of the Company or their respective Associates.

5. ELIGIBILITY AND PARTICIPATION

The Administrator shall select Participants from among key Employees and Directors of, and consultants and advisors to, the Company and its subsidiaries. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Share Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

6. RULES APPLICABLE TO AWARDS

(a) All Awards.

(i) Award Provisions. The Administrator shall determine the terms of all Awards (including but not limited to the amount, if any, payable on acceptance of a Share Option), subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan. No amount shall be payable on application or acceptance of an Award. Notwithstanding any provision of the Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(ii) Term of Plan. The term of this Plan will expire ten years from the Date of Adoption. After the term, no Awards may be made under this Plan, but previously granted Awards may continue beyond that date in accordance with their terms and the terms hereof.

(iii) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(iii), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(iii), SARs and NSOs may be exercised only by the Participant. The Administrator may permit the transfer of Awards other than ISOs or other Share Options, subject to applicable securities and other laws and such limitations as the Administrator may impose. A Share Option shall be personal to the grantee and shall not be assignable and transferable.

(iv) Vesting, etc. The Administrator shall determine the time or times at which an Award vests or becomes exercisable and the terms (including performance criteria to be satisfied) on which a Share Option or SAR remains exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Any holder of Share Options shall have the rights of a shareholder only as to Shares acquired upon exercise of a Share Option and not as to unexercised Share Options. Accordingly, such holder shall not have any voting rights, or rights to participate in any dividends or distributions (including those arising on a liquidation of the Company) declared or recommended or resolved to be paid to the shareholders on the register of members of the Company on a date prior to the name of such holder being registered on such register. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A) Except as provided in (B) and (C) below, immediately upon the cessation of the Participant’s Employment each Share Option and SAR that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(B) Subject to (C) and (D) below, all vested and unexercised Share Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (1) a period of three months or (2) the period ending on the latest date on which such Share Option or SAR could have been exercised without regard to this Section 6(a)(iv), and will thereupon immediately terminate.

(C) Subject to (D) below, all vested and unexercised Share Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death, to the extent then exercisable, will remain exercisable for the lesser of (1) the one (1)-year period ending with the first anniversary of the Participant’s death or (2) the period ending on the latest date on which such Share Option or SAR could have been exercised without regard to this Section 6(a)(iv), and will thereupon immediately terminate.

(D) All Share Options and SARs (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause.

(v) Recovery of Compensation. The Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable) and the proceeds from the exercise or disposition of any Award or Shares acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted violates (A) a non- competition, non-solicitation, confidentiality or other restrictive covenant by which he or she is bound or (B) any Company policy applicable to the Participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes Awards under the Plan. In addition, the Administrator may require forfeiture and disgorgement to the Company of any outstanding Award and the proceeds from the exercise or disposition of any Award or Shares acquired under any Award, with interest and other related earnings, to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable Company policy. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement required hereunder. Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6(a)(v).

(vi) Taxes. The delivery, vesting and retention of Shares, cash or other property under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award under Applicable Laws. The Administrator shall prescribe such rules for the withholding of taxes with respect to any Award as it deems necessary. Subject to Applicable Laws, the Administrator may hold back Shares from an Award or permit a Participant to tender previously owned Shares in satisfaction of tax withholding requirements (but not in excess of the maximum withholding amount consistent with the award being subject to equity accounting treatment under the Accounting Rules).

(vii) Dividend Equivalents, etc. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Shares subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the requirements of Section 409A. Dividends or dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such limits or restrictions as the Administrator may impose.

(viii) Rights Limited. Nothing in the Plan may be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its subsidiaries, or any rights as a shareholder except as to Shares actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.

(ix) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its subsidiaries. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its subsidiaries may be settled in Shares (including, without limitation, Unrestricted Shares) under the Plan if the Administrator so determines, in which case the Shares delivered will be treated as awarded under the Plan (and will reduce the number of Shares thereafter available under the Plan in accordance with the rules set forth in Section 4).

(x) Section 409A.

(A) Without limiting the generality of Section 11(b) hereof, to the extent applicable, each Award will contain such terms as the Administrator determines and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(B) If a Participant is deemed on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (1) the expiration of the six-month period measured from the date of such “separation from service” and (2) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(11)(B) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.

(C) For purposes of Section 409A, each payment made under the Plan will be treated as a separate payment.

(xi) Jurisdictions. In order to assure the viability of Awards granted to Participants employed in various jurisdictions, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom applicable in the jurisdiction in which a Participant resides or is employed. Moreover, the Administrator may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the Share limitations contained in Section 4 of the Plan.

(xii) Cancellation of Share Options. The Administrator may at any time cancel Share Options previously granted to, but not yet exercised by a Participant to whom the Share Option was granted. Where the Company cancels Share Options and offers Share Options to the same Participant, the offer of such new Share Options may only be made with available Share Options to the extent not yet granted (excluding the cancelled Share Options) within the limit approved by the shareholders of the Company as mentioned in Section 4(a).

(b) Share Options and SARs.

(i) Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Share Option or SAR will be deemed to have been exercised until the Administrator receives notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment required under the Award. Any attempt to exercise a Share Option or SAR by any person other than the Participant (or a permitted transferee) will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(ii) Exercise Price. The per Share exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise, (A) in the case of a Share Option, based on the Fair Market Value of the Shares; and (B) in the case of an ISO granted to a 10-percent shareholder within the meaning of subsection (b)(6) of Section 422, must be no less than 110% of the Fair Market Value of the Shares subject to the Award, in each case, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant.

(iii) Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price must be by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible under Applicable Laws, (A) through the delivery of previously acquired unrestricted Shares, or the withholding of unrestricted Shares otherwise deliverable upon exercise, in either case, that have a Fair Market Value equal to the exercise price; (B) through a broker-assisted exercise program acceptable to the Administrator; (C) by other means acceptable to the Administrator; or (D) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired Shares in payment of the exercise price under clause (A) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(iv) Maximum Term. The maximum term of Share Options and SARs must not exceed 10 years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10-percent shareholder described in Section 6(b)(ii) above). The Share Options and SARs shall lapse automatically and not be exercisable thereafter.

(v) Repricing. In the case of SARs, except in connection with a corporate transaction involving the Company (which term includes, without limitation, any Share dividend, Share split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Shares) or as otherwise contemplated by Section 7 below, the Company may not, without obtaining shareholder approval:

(A) amend the terms of outstanding Share Options or SARs to reduce the exercise price or base value of such Share Options or SARs;

(B) outstanding Share Options or SARs in exchange for Share Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Share Options or SARs; or

(C) cancel outstanding Share Options or SARs that have an exercise price or base value greater than the Fair Market Value of a Share on the date of such cancellation in exchange for cash or other consideration.

In the case of Share Options, adjustment of the exercise price or the number of Shares subject to Share Options already granted can only be made in the event of a capitalization issue, rights issue, sub-division or consolidation of Shares or reduction of capital. Any adjustments required must give the Participant the same proportion of the equity capital as that to which such Participant was previously entitled, but no adjustments may be made to the extent that a Share would be issued at less than its nominal value. The issue of Shares as consideration in a transaction may not be regarded as a circumstance requiring adjustment. In respect of any such adjustments, other than any made on a capitalization issue, an independent financial adviser or the Company’s auditors must confirm to the Directors in writing that the adjustments satisfy the requirements set out in this paragraph.

7. EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc. Except as otherwise expressly provided in an Award agreement or by the Administrator or as required by Applicable Laws, the following provisions will apply in the event of a Covered Transaction:

(i) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for (i) the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor. An Award will be considered continued if, following the Covered Transaction:

(A) The Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Covered Transaction, the consideration (whether stock, cash, or other securities or property) received in the Covered Transaction by holders of Shares for each Share held on the effective date of the Covered Transaction (and if holders were offered a choice of consideration, the type of consideration received by the holders of a majority of the outstanding Shares) and the Award otherwise is continued in accordance with its terms (including vesting criteria, subject to Section 7(a)(i)(B) below and Section 7(b)); provided that if the consideration received in the Covered Transaction is not solely common stock of the successor corporation or its parent corporation, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercising a Share Option or SAR or upon the payout of a Restricted Stock Unit, or Performance Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its parent corporation equal in fair market value to the per share consideration received by holders of common stock in the Covered Transaction; or

(B) the Award is terminated in exchange for an amount of cash and/or property (without interest), if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the Covered Transaction, and any such cash or property may be subjected to any escrow applicable to holders of common stock in the Covered Transaction.

(ii) Cash-Out of Awards. Subject to Section 7(a)(v) below, the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the Fair Market Value of one Share times the number of Shares subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of a SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Shares) and other terms, and subject to such conditions, as the Administrator determines; provided, however, for the avoidance of doubt, that if as of the date of the occurrence of the Covered Transaction the Administrator determines that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment.

(iii) Acceleration of Certain Awards. Subject to Section 7(a)(v) below, the Administrator may provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the delivery of any Shares remaining deliverable under any outstanding Award of Share Units (including Restricted Share Units and Performance Awards to the extent consisting of Share Units) will be accelerated, in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the Shares, as the case may be, to participate as a shareholder in the Covered Transaction.

(iv) Termination of Awards upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine in any case, each Award will automatically terminate (and in the case of outstanding Restricted Shares, will automatically be forfeited) immediately upon consummation of the Covered Transaction, other than (A) any Award that is assumed or substituted pursuant to Section 7(a)(i) above and (B) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

(v) Additional Limitations. Any Share and any cash or other property delivered pursuant to Section 7(a)(ii) or Section 7(a)(iii) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(ii) above or an acceleration under Section 7(a)(iii) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Share that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Share in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes in and Distributions with Respect to Shares.

(i) Basic Adjustment Provisions. In the event of a Share dividend, Share split or combination of Shares (including a reverse Share split), recapitalization, rights issue or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator shall make appropriate adjustments to the maximum number of Shares specified in Section 4(a) that may be issued under the Plan and to the maximum Share limits described in Section 4(d), and shall make appropriate adjustments to the number and kind of Shares or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(ii) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(i) above to take into account distributions to shareholders other than those provided for in Section 7(a) and 7(b)(i), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan, having due regard for the qualification of ISOs under Section 422 and the requirements of Section 409A, in each case, to the extent applicable.

(iii) Continuing Application of Plan Terms. References in the Plan to Shares will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8. LEGAL CONDITIONS ON DELIVERY OF SHARES

The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove any restriction from Shares previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such Shares have been addressed and resolved; (ii) if the outstanding Shares are at the time of delivery listed on any stock exchange or national market system, the Shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the delivery of Shares under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any other Applicable Laws. Any Shares required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of Share certificates. In the event that the Administrator determines that Share certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Shares, and the Company may hold the certificates pending lapse of the applicable restrictions.

9. AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by Applicable Laws, and may at any time terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. Any amendments to the Plan will be conditioned upon shareholder approval only to the extent, if any, such approval is required by Applicable Laws (including the specific provisions of the Plan which relate to the matters set out in Rule 17.03 of the HK Listing Rules), as determined by the Administrator. To the extent required under the rules of any securities exchange or market system on which the Shares are listed, amendments to the terms of the Plan and the terms of the Share Options granted under the Plan shall be subject to approval by the Company’s shareholders entitled to vote at a meeting of shareholders. The powers and authority of the Board or Administrator of the Plan in relation to the alteration of any terms of the Scheme shall not be changed except with prior sanction of a resolution of the Company in general meeting. In the event the Plan is terminated while any Share Option remains outstanding and unexercised, the provisions of this Plan shall remain in full force to the extent necessary to give effect to the exercise of any such Share Option. Any amended terms of the Plan must still comply with the relevant requirements under Chapter 17 of the Listing Rules.

10. OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

11. MISCELLANEOUS

(a) Waiver of Jury Trial. To the extent permitted by Applicable Laws, by accepting or being deemed to have accepted an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award, in each case, to the extent permitted by Applicable Laws.

12. ESTABLISHMENT OF SUB-PLANS

The Administrator may at any time and from time to time establish one or more sub-plans under the Plan (for local-law compliance purposes or other administrative reasons determined by the Administrator) by adopting supplements to the Plan containing, in each case, such limitations on the Administrator’s discretion under the Plan, and such additional terms and conditions, as the Administrator deems necessary or desirable, provided, however, that no such supplements shall increase the share limitations contained in Section 4(a). Each supplement so established will be deemed to be part of the Plan but will apply only to Participants within the group to which the supplement applies (as determined by the Administrator). Any sub-plans under the Plan will also comply with the relevant requirements under Chapter 17 of the Listing Rules.

13. GOVERNING LAW

(a) Certain Requirements of Corporate Law. Awards will be granted and administered consistent with the requirements of Applicable Laws relating to the issuance of Shares and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which Shares are listed or entered for trading, in each case as determined by the Administrator.

(b) Other Matters. Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the domestic substantive laws of the State of New York govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c) Jurisdiction. By accepting an Award, each Participant will be deemed to (i) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the Southern District of New York; and (iii) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

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